Exhibit 99.1

At World Properties Holdings, LLC
Consolidated Financial Statements
December 31, 2023

Report of Independent Auditors

To the Management and Board of Directors of At World Properties Holdings, LLC,

Opinion

We have audited the accompanying consolidated financial statements of At World Properties Holdings, LLC and its subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2023, and the related consolidated statements of operations, of members’ equity and of cash flows for the year then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
March 27, 2025

At World Properties Holdings, LLC
Consolidated Balance Sheet
(In millions, except unit and per unit data)

December 31, 2023
Assets
Current Assets
Cash	$20.6
Accounts receivable, net of allowance of $0.9	13.1
Prepaid expenses and other current assets	11.8
Affiliate contract assets	0.8
Due from related parties	0.3
Total current assets	46.6
Property and equipment, net (Note 6)	16.3
Operating lease right-of-use assets	36.1
Investment in unconsolidated entities (Note 5)	8.5
Goodwill (Note 7)	164.4
Intangible assets, net (Note 7)	82.2
Affiliate contract assets, net of current portion	6.0
Other non-current assets	0.8
Total assets	$360.9
Liabilities and members' equity
Current liabilities
Current maturities of long-term debt, net of unamortized debt issuance costs (Note 8)	$8.8
Accounts payable	5.9
Accrued expenses	20.8
Deferred revenue	3.6
Current portion of operating lease liabilities	7.2
Total current liabilities	46.3
Long-term liabilities
Operating lease liabilities, net of current portion	29.4
Other liabilities	0.4
Long-term due to related parties	1.1
Deferred income taxes, net	3.7
Long-term debt, net of unamortized debt issuance costs, less current maturities (Note 8)	139.4
Total non-current liabilities	174.0
Total liabilities	220.3
Commitments and contingencies (Note 13)
Members' equity
Preferred Units, $1,000 per unit; 14,750 units authorized, 12,000 issued and outstanding at December 31, 2023	7.7
Common Units, $1,000 per unit; Unlimited units authorized, 110,463 issued and outstanding at December 31, 2023	91.6
Retained earnings	40.9
At World Properties Holdings, LLC members' equity	140.2
Non-controlling interest	0.4
Total members' equity	140.6
Total liabilities and members' equity	$360.9
The accompanying footnotes are an integral part of these consolidated financial statements.

At World Properties Holdings, LLC
Consolidated Statement of Operations
(In millions)

Year Ended December 31, 2023
Revenue
Commission income	$505.2
Title agency revenues	21.8
Other revenues	42.8
Total revenue	569.8
Operating expenses
Commissions and other agent-related expense	425.5
Wages and benefits	62.5
Depreciation	5.5
Amortization of intangible assets	3.8
Advertising and marketing	11.2
Rent and occupancy	13.5
Recruiting and retention	7.3
Office expenses and supplies	4.7
Professional fees	3.0
Computer related	4.0
Title agency direct cost	1.0
Management fee (Note 11)	0.9
Other operating expenses	5.6
Total operating expenses	548.5
Income from operations	21.3
Other (expense) income
Interest expense	(17.8)
Interest income	1.8
Income from unconsolidated entities	1.1
Other income	1.5
Total other expense	(13.4)
Income before income taxes	7.9
Income tax benefit	0.2
Net income	8.1
Net loss attributable to non-controlling interests	0.1
Net income attributable to At World Properties Holdings, LLC	$8.2
The accompanying footnotes are an integral part of these consolidated financial statements.

At World Properties Holdings, LLC
Consolidated Statement of Members' Equity
(In millions, except unit amounts)

	Preferred Equity		Common Equity		Retained Earnings	At World Properties Holdings, LLC Members' Equity	Non-controlling Interest	Total Members' Equity
	Units	Amount	Units	Amount
Balance at December 31, 2022	—	$—	111,121	$94.7	$31.2	$125.9	$0.7	$126.6
Net income (loss)	—	—	—	—	8.2	8.2	(0.1)	8.1
Issuance of units	12,000	9.5	3,177	2.5	—	12.0	—	12.0
Redemption of units	—	—	(3,835)	(3.9)	1.5	(2.4)	—	(2.4)
Distributions to members	—	(1.8)	—	(1.7)	—	(3.5)	(0.2)	(3.7)
Balance at December 31, 2023	12,000	$7.7	110,463	$91.6	$40.9	$140.2	$0.4	$140.6

The accompanying footnotes are an integral part of these consolidated financial statements.

At World Properties Holdings, LLC
Consolidated Statement of Cash Flows
(In millions)

Year Ended December 31, 2023
Cash flows from operating activities
Net income	$8.1
Reconciliation of net income to net cash provided by operating activities:
Depreciation	5.5
Loss on disposal of property and equipment	0.1
Bad debt expense	0.6
Amortization of debt issuance costs (Note 8)	0.8
Paid-in-Kind ("PIK") interest (Note 8)	1.6
Amortization of intangible assets (Note 7)	3.8
Change in fair value of earn-out liability	(2.2)
Income from equity-method investments	(1.1)
Divestiture of investment (Note 3, Note 5)	0.1
Effect of business divestiture (Note 3, Note 5)	0.2
Distributions from equity-method investments	0.8
Deferred income taxes	(1.2)
Changes in operating assets and liabilities:
Accounts receivable	(6.7)
Prepaid expenses and other current assets	(4.9)
Due to related parties	1.1
Affiliate contract assets	(0.1)
Other non-current assets	0.2
Accounts payable	0.3
Accrued expenses and deferred revenue	9.6
Operating lease right-of-use assets and operating lease liabilities	(1.7)
Other non-current liabilities	0.1
Net cash provided by operating activities	15.0
Cash flows from investing activities
Purchases of property and equipment	(2.3)
Net cash used in investing activities	(2.3)
Cash flows from financing activities
Repayments on Term Loan	(2.3)
Repayments of Revolver Facility	(13.5)
Distributions to members	(3.7)
Proceeds from issuance of preferred and common units	12.0
Net cash used in financing activities	(7.5)
Net increase in cash	5.2
Cash
Beginning of year	15.4
End of year	$20.6
Supplemental disclosures of cash flow information:
Cash paid for interest	$16.3

The accompanying footnotes are an integral part of these consolidated financial statements.

At World Properties Holdings, LLC
Notes to Consolidated Financial Statements

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

At World Properties Holdings, LLC and its subsidiaries, collectively referred to as the Company, operate as a real estate brokerage firm. As a real estate brokerage firm, the Company assists buyers, sellers, and renters in listing, marketing, selling, and leasing homes or commercial space. The Company also provides title insurance services for residential and commercial real estate transactions. In addition, the Company provides franchising, marketing, advisory, and brokerage services to residential real estate developers and the related properties. The Company’s sales are predominantly in the United States of America.

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of the Company and its consolidated subsidiaries, which represent substantially all of the assets and liabilities acquired by Compass Brokerage, LLC, a wholly owned subsidiary of Compass, Inc. (Note 15).

The minority member’s interest in the majority-owned subsidiary is reflected as non-controlling interest in the accompanying consolidated financial statements.

All intercompany balances and transactions have been eliminated upon consolidation.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The accounting for the fair value of acquisitions is complex due to the significant judgements and estimates that are required to determine the values of the consideration transferred and the identification and measurement of the fair value of the assets acquired and liabilities assumed in business combinations. The accounting for goodwill impairment testing utilizes valuation analysis that also requires the use of estimates and judgment to predict the future profitability of the Company. Actual results could differ from those estimates.

Revenue Recognition

The Company earns revenue from real estate commissions, development brokerage services, title services, and related fees it collects from buyers and sellers, agents, and franchisees. Revenue is recognized upon the transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services.
Commission income
Real estate commissions earned by the Company’s real estate brokerage business are recorded as revenue at a point in time, which is upon the closing of a real estate transaction (i.e., purchase or sale of a home). These revenues are included in commission income.
The Company has relationships with developers to provide marketing and brokerage services in new developments. Commissions earned by the Company’s developer business are recorded as revenue at a point in time, which is upon the closing of a real estate transaction. These revenues are included in commission income. The commissions the Company pays to real estate agents are recognized concurrently with associated revenues and are referred to as commission and other agent-related costs.
The Company earns referral commission revenue from third party real estate brokers for the closing of a referred real estate transaction. These revenues are recognized at a point in time when the underlying property closes. These revenues are included in commission income.

At World Properties Holdings, LLC
Notes to Consolidated Financial Statements
Title agency revenues
The Company provides title and closing services, which include title search procedures for title insurance policies, home sale escrow and other closing services. Title revenues and title and closing service fees are recorded at a point in time, which occurs at the time a home sale transaction or refinancing closes. These revenues are included in title agency revenues.
Other revenues

The Company also earns revenue from various fees in conjunction with real estate closings. These fees are recorded as revenue at a point in time, which is upon the closing of a real estate transaction. These revenues are included in other revenues.

The Company provides franchisees, also referred to as affiliates, with a franchise right. Revenues from franchisees consist primarily of initial and renewal franchise fees, branding, administrative fees, strategy fees, affiliate onboarding fees, agent and affiliate monthly fees, service fees, software fees, transfer fees, and property management fees. Performance obligations for all franchising revenue streams are satisfied over time. The Company has elected the practical expedient for recognizing revenue when the Company has a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the Company’s performance completed to date. This practical expedient has been applied to all franchisee related revenue streams, except initial, renewal, transfer, and additional office franchise fees, as the Company has the right to invoice for these revenues.

The initial, renewal, transfer, and additional office franchise fees include multiple performance obligations, including initial franchisee training, site selection, assistance with equipment, access to operations manual, and access to the Company’s proprietary trademarks for the duration of the contract. These performance obligations are highly interrelated to the promise to provide the franchise right. As such, these promises are not distinct and have been combined into a single performance obligation that is satisfied over the term of the franchise agreement. The Company’s revenue recognition policy for initial franchise fees is to begin recognizing revenue earned when the franchise is deemed as fully operational. Revenues associated with the franchise renewal fee, additional office fee, and transfer fee performance obligations are recognized over the term of the remaining period or new term. Initial, renewal, additional office, and transfer fees are collected at the inception or renewal of the franchise agreement, and as such, the portion of those fees paid by the franchisee that relates to performance obligations to be satisfied in future periods have been reflected as deferred revenue on the consolidated balance sheet.

Branding, administrative, and strategy fees are invoiced monthly based on a percentage of the gross commission income of the franchisee. The Company has utilized an election that allows for recognition of revenue related to sales-based fees when the subsequent sale by the franchisee occurs and is reported to the Company. The amount is estimated throughout the month and is adjusted to actual at month end when invoicing occurs.

As part of the franchise agreements, the Company earns revenue from affiliate onboarding fees, agent and affiliate monthly fees, software and computer systems support fees, and various service fees that relate to operational support. These fees are provided and invoiced on a monthly basis and are included in other revenues on the consolidated statements of operations.

In certain instances, the Company will include in the franchise agreement an allowance payable to the franchisee for re-branding expenses. When the re-branding allowance is paid to the franchisee, the Company recognizes a contract asset and amortizes it over the life of the franchise agreement, typically 10 years. From time to time, the Company may also extend a loan to franchisees to help them with their initial start-up costs and expansion. The loans are forgivable, upon the franchisee meeting the terms of its franchise agreement for the duration of the arrangement. When the loan is made to the franchisee, the Company recognizes an asset and amortizes it over the life of the arrangement, which is typically the life of the franchise agreement.

Contract assets include rebranding allowances and affiliate loans receivable. Contract assets, current portion, are included in affiliate contract assets, and contract assets, long-term portion, are included in affiliate contract assets, net of current portion on the consolidated balance sheet. Contract assets were $6.8 million and $6.7 million at December 31, 2023 and January 1, 2023, respectively.

At World Properties Holdings, LLC
Notes to Consolidated Financial Statements

Contract liabilities consist of deferred fees. Deferred fees of $3.6 million and $3.5 million were included in deferred revenue at December 31, 2023 and January 1, 2023, respectively. Deferred fees of $3.1 million that were deferred as of January 1, 2023 were recognized in other revenue on the consolidated income statement for the year ended December 31, 2023.

Accounts Receivable

Accounts receivable represent commission revenue owed from other brokerage firms for closed deals, licenses services and fees earned but not yet billed, and amounts billed to the Company’s agents for reimbursement of certain expenses paid by the Company on the agent’s behalf. The timing and frequency of invoicing depends on each individual licensing agreement. Interest is not accrued on outstanding balances.

Accounts receivables are stated at the amounts owed by the agents and/or other brokerage firms. Accounts receivable were $13.1 million and $7.1 million at December 31, 2023 and January 1, 2023, respectively.

The Company provides an allowance for credit losses against accounts receivable for the current expected credit losses inherent in the asset over its expected life. The Company determines the allowance by considering a number of factors, including historical experience and customers' current ability to pay their obligations. As of December 31, 2023, the allowance for credit losses was $0.9 million.
Property and Equipment
Property and equipment acquired in a business combination are recorded at fair value based on third-party valuations. All other property and equipment are recorded at cost for new additions. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. Construction in process is not depreciated until the asset is placed in service. When the asset is placed in service, it is reclassified to the appropriate asset class and depreciation, or amortization is initiated. Expenditures for repairs and maintenance are charged to operations.
The Company also incurs costs related to the development of an internal-use software platform used to aid in the document management portion of the closing process. Costs of development include purchased software and internally developed software. Costs incurred in the planning and evaluation stage of internally developed software are expensed as incurred. For the year ended December 31, 2023, the Company capitalized $1.1 million in internally developed capitalized software.
Capitalized internally developed software costs are amortized over their expected economic life of three years using the straight-line method and are reviewed for impairment upon a triggering event. Management evaluates the internally developed software costs for impairment when significant events occur related to the software platform that indicate the carrying amount may not be recoverable. No indicators of impairment were noted for the year ended December 31, 2023.
The estimated lives used for the computation of depreciation and amortization are as follows:

Useful Life (Years)
Furniture, fixtures and equipment	7
Computer equipment	5
Leasehold improvements	2-15
Internally-developed software	3
Vehicles	5
Leasehold improvements are amortized over the lesser of its useful life or term of the lease.

Investments in Unconsolidated Entities

Equity Method Investments

The Company accounts for its investments in Proper Rate, LLC and Capstone Title Services, LLC under the equity method of accounting. Under the equity method, the Company’s share of the net income or loss of the investment is recognized as

At World Properties Holdings, LLC
Notes to Consolidated Financial Statements
income or loss in the Company’s consolidated statements of operations and added or subtracted from the investment account. Distributions received from the entities are treated as a reduction of the investment account.

Goodwill

Goodwill represents the excess of the purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of business acquired. Goodwill is not subject to amortization but is subject to impairment testing annually during the fourth quarter or whenever events and circumstances indicate that the carrying value of the reporting unit may be in excess of the reporting unit’s fair value. The Company has one reporting unit and tests goodwill for impairment at the reporting unit level. As part of the goodwill impairment test, the Company first performs a qualitative assessment to determine whether further impairment testing is necessary. If, as a result of its qualitative assessment, it is more-likely-than-not that the fair value of the Company’s reporting unit is less than its carrying amount, a two-step impairment test is required.

If factors indicate that the fair value of the reporting unit is less than its carrying amount, the Company performs a quantitative assessment, and the fair value of the reporting unit is determined by analyzing the expected present value of future cash flows. If the carrying value of the reporting unit continues to exceed its fair value, the implied fair value of the reporting unit’s goodwill is calculated and an impairment loss equal to the excess is recorded. There were no impairment charges recognized for the year ended December 31, 2023 and no cumulative impairment on goodwill has been recorded.

Intangible assets

Intangible assets acquired in a business combination are recorded at fair value based on third-party valuations. The costs are amortized over the estimated remaining lives using the straight-line method, which represents the estimated economic useful life of the assets. The Company reviews these assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. No indicators of impairment were identified by the Company for the year ended December 31, 2023.

The Company’s intangible assets that have indefinite lives are not amortized but rather reviewed annually for impairment. There were no impairment charges recognized for the year ended December 31, 2023.

Advertising and Marketing

The Company expenses advertising costs as incurred. Advertising costs are recorded in the Advertising and marketing account within the consolidated statement of operations.

Income Taxes

The Company was formed as a limited liability company. Accordingly, federal income taxes are not payable by the Company. Income or loss is allocated to the members and is included in the members' income tax returns. Therefore, no liability or provision for income taxes is included in the consolidated financial statements except for taxes related to the operations of certain subsidiaries, as described below. The Company may be subject to certain state taxes.

As a result of business acquisitions, the Company has subsidiaries which are individually taxed as corporations: @properties UK Holdings Ltd. and Christie’s International Real Estate Europe Ltd., which are individually taxed as corporations in the UK; SGI Holdings, Inc., Sereno Group, Inc. and Dwell Realtors, Inc. which are individually taxed as corporations in the U.S.

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the results of operations in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance if it is more likely than not that some portion or all of the assets will not be realized.

At World Properties Holdings, LLC
Notes to Consolidated Financial Statements
Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for an asset or liability in an orderly transaction between market participants on the measurement date. The accounting standards also establish a fair value hierarchy, which requires an entity to maximize the use of observable inputs when measuring fair value.

There are three levels of inputs that may be used to measure fair value:

Level 1 Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 Inputs other than quoted prices included within Level 1 that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 Unobservable inputs that are supported by little or no market activity, requiring the Company to develop its own assumptions.

The Company’s material financial instruments consist primarily of cash, accounts receivable, accounts payable, accrued expenses, contingent considerations and long-term debt. The carrying amounts of cash, trade receivables, trade payables and accrued expenses approximate fair value because of the short-term nature of these instruments.

It is the Company's policy, in general, to measure nonfinancial assets and liabilities at fair value on a nonrecurring basis, including earn-outs on recent acquisitions. These items are subject to fair value adjustments in certain circumstances (such as evidence of impairment) which, if material, are disclosed in the accompanying notes to the consolidated financial statements.

Earn-outs associated with business combinations were valued using Level 3 inputs. Earn-out liabilities are measured using internally developed assumptions; therefore, they are classified as Level 3. The fair value of the earn-out liabilities is measured using probability-weighted analysis and are discounted using a rate that appropriately captures the risk associated with the obligation. During 2023, the fair value of the earn-out liabilities was adjusted down to zero to reflect the contingent criteria not having been met (Note 2). There were no remaining earn-out liabilities at December 31, 2023.

The fair value of the Company's indebtedness is categorized as Level 2 (Note 8).

Personal Assets and Liabilities and Allocations to Members

In accordance with the generally accepted method of presenting limited liability company financial statements, the consolidated financial statements do not include the personal assets and liabilities of the members, including its obligations for an income tax liability.

As the Company is organized as a limited liability company, its members are not liable for any act, debt, obligation, or liability of the Company, except to the extent that the members personally guarantee any liability of the Company.
Allocations of income and distributions to the members are based on the provisions of the Company’s Limited Liability Company Agreement dated February 24, 2023.

Deferred Financing Fees

Consistent with debt discounts, the Company accounts for debt issuance costs by including those costs as a direct deduction from the carrying amount of the debt liability (Note 8).

Significant Accounting Standard Applicable in Current Year

Financial Instruments – Credit Losses

On January 1, 2023, the Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("ASC 326"). This standard replaced the incurred loss

At World Properties Holdings, LLC
Notes to Consolidated Financial Statements
methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost. Financial assets measured at amortized cost are presented at the net amount expected to be collected by using an allowance for credit losses.

The Company adopted ASC 326 and all related subsequent amendments effective January 1, 2023, using the modified retrospective approach for all contract assets measured at amortized cost. For the year ended December 31, 2023, there was no transition adjustment recognized as a result of the adoption of CECL.

Reference Rate Reform

In 2023, the Company adopted ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The objective of the guidance in Topic 848 is to provide relief during the temporary transition period, so the Board included a sunset provision within Topic 848 based on expectations of when the London Interbank Offered Rate ("LIBOR") would cease being published. In 2021, the UK Financial Conduct Authority ("FCA") delayed the intended cessation date of certain tenors of USO LIBOR to June 30, 2023. To ensure the relief in Topic 848 covers the period of time during which a significant number of modifications may take place, the amendments in the proposed ASU deferred the sunset date of Topic 848 from December 31, 2022, to December 31, 2024. On February 27, 2023, the Company amended its debt agreement that references LIBOR, to apply the Secured Overnight Financing Rate ("SOFR"). The guidance has not had a material impact on the consolidated financial statements.

Recent Accounting Pronouncements Not Yet Effective

Income Taxes

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 requires disclosure of additional categories of information about federal, state, and foreign income taxes in the rate reconciliation table and more details about the reconciling items in some categories if items meet a quantitative threshold. The ASU requires entities to disclose income taxes paid, net of refunds, disaggregated by federal (national), state and foreign taxes for annual periods and to disaggregate the information by jurisdiction based on a quantitative threshold. The guidance makes several other changes to the disclosure requirements. The ASU is required to be applied prospectively, with the option to apply it retrospectively. The ASU is effective for the Company for fiscal years beginning after December 15, 2024. The Company is currently assessing the impact that adopting this new accounting standard will have on its consolidated financial statements.

Disaggregation of Income Statement Expenses

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. ASU 2024-03 requires disaggregated disclosure of income statement expenses for public business entities. The guidance is effective for annual periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027. Early adoption is permitted, and the disclosure requirements are to be applied retrospectively to any prior periods presented in the financial statements. The Company is currently evaluating the impact that the ASU will have on its consolidated financial statements. This ASU will result in expanded disclosures related to expenses but will have no impact on the Company’s financial position or results of operations.

2. Business Combinations

SGI Holdings, Inc.

At World Properties Holdings, LLC
Notes to Consolidated Financial Statements
On March 1, 2022, the Company purchased 100% of the equity interests of SGI Holdings, Inc. (d/b/a Christie’s International Real Estate Sereno), a full-service brokerage firm operating in Northern California, for $20.8 million.

The securities purchase agreement provides for a total cash earn-out up to $8.0 million, which is based on the achievement of net commission income targets for the years ending December 31, 2023 and 2022 (“earn-out periods”), as defined in the agreement. The maximum earn-out amount for each of the two earn-out periods was $4.0 million. Based on various calculations and assumptions from a third-party valuation, the Company recorded an initial expected liability of $2.2 million, which was considered the fair value at the acquisition date. As of December 31, 2023, the net commission income targets were not achieved; therefore, there were no amounts paid out for the 2023 or 2022 earn-out periods. During the year ended December 31, 2023, the Company recognized a $2.2 million gain on the change in fair value of its earn-out liability which is presented in other operating expenses within the consolidated statement of operations.

3. Divestitures

On February 27, 2023, the Company entered into a Sale and Purchase Agreement, effective January 1, 2023, wherein the purchaser, JKJ Holdco, LLC, a Virginia limited liability company, purchased membership rights of Nest Holding Group LLC, a Delaware limited liability company, and its subsidiaries (collectively referred to as “Nest”). The Company agreed to transfer all rights, title and interest in and to Nest. Per the terms of the agreement, the purchaser had the right to retain cash held by the Nest entities in excess of $0.7 million. With the divestiture of Nest, the Company also divested its investment in Red Fox Title, LLC, effective January 1, 2023. In exchange for the sale of Nest, the Company redeemed its Common Units previously held by JKJ Holdco, LLC. The Company recorded non-cash effects from the divestiture of $0.3 million within the Company's statement of operations for the year ended December 31, 2023.

4. Leases

The Company leases certain office space and office equipment and determines if an arrangement is a lease at inception. Operating lease ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term.

The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for operating lease payments is recognized on a straight-line basis over the respective lease term.
The Company’s operating lease costs for the year ended December 31, 2023 consisted of the following (in millions):

Year Ended December 31, 2023
Operating lease costs	$10.4
Variable lease costs	2.7
Sublease income	(0.6)
Total	$12.5

The following table provides supplemental cash flow information related to operating leases (in millions):

Year Ended December 31, 2023
Cash payments related to operating leases	$9.3
ROU assets obtained in exchange for lease obligations	$7.7

At World Properties Holdings, LLC
Notes to Consolidated Financial Statements
The table below shows a weighted-average analysis for lease terms and discount rates for all operating leases:

December 31, 2023
Weighted average remaining lease term	5.52 years
Weighted average discount rate	1.93%

The Company has elected to use the observable risk-free interest rates to measure the ROU asset and lease liability for existing leases. The discount rate is based on the remaining lease term and lease payments as of the ASC 842 lease standard adoption date or lease commencement date for leases entered into post-adoption.

Future undiscounted lease payments for the Company’s operating lease liabilities are as follows as of December 31, 2023 (in millions):

Year Ended	Related Party (Note 11)	Unrelated Party	Total
2024	$1.8	$6.3	$8.1
2025	1.5	7.0	8.5
2026	1.6	5.4	7.0
2027	1.5	4.3	5.8
2028	0.8	2.6	3.4
Thereafter	1.9	4.1	6.0
Total future minimum lease payments	9.1	29.7	38.8
Less: imputed interest			(2.2)
Present value of lease liabilities			$36.6

5. Investments in Unconsolidated Entities

Capstone Title Services, LLC - Equity Method

The Company holds a 37.5% investment in Capstone Title Services, LLC ("Capstone"), which operates as a title services company in Georgia. The Company acquired its investment in Capstone as part of its acquisition of Ansley Atlanta Real Estate, LLC on March 15, 2019. The Company accounts for its investment in Capstone as an equity method investment.

For the year ended December 31, 2023, the Company received $0.8 million in distributions from Capstone and recorded income from equity investment of $0.8 million.

Proper Rate, LLC - Equity Method

The Company holds a 49.9% investment in Proper Rate, LLC (“Proper Rate”), a financial services provider that specializes in the origination and sales of residential mortgage loans throughout the United States. The Company accounts for its investment in Proper Rate as an equity method investment.

The Company recorded income from equity investment of $0.3 million for the year ended December 31, 2023. There were no distributions received from Proper Rate for the year ended December 31, 2023. There were no capital contributions made for the year ended December 31, 2023.

At World Properties Holdings, LLC
Notes to Consolidated Financial Statements
6. Property and Equipment
Property and equipment, net consisted of the following (in millions):

December 31, 2023
Furniture, fixtures and equipment	$5.2
Computer equipment	2.5
Leasehold improvements	21.9
Internally developed software	53.9
Vehicles	0.4
Construction in process	0.1
84.0
Less: Accumulated depreciation and amortization	(67.7)
Property and equipment, net	$16.3

The Company recorded depreciation expense related to property and equipment of $5.5 million, for the year ended December 31, 2023.

The Company capitalized internally-developed software costs of $1.1 million during the year ended December 31, 2023.

7. Goodwill and Intangible Assets, net
The following table summarizes the changes in the carrying amount of goodwill (in millions):

Amount
Balance at December 31, 2022	$165.1
Divestitures	(0.7)
Balance at December 31, 2023	$164.4

The carrying amount and accumulated amortization of separately identifiable intangible assets as of December 31, 2023 is as follows (in millions, except useful life information):

	December 31, 2023
	Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Value
Finite-lived intangible assets:
Trade name and trademarks	10 - 25 years	$26.4	$(5.1)	$21.3
Affiliate agreements	17 years	20.0	(2.4)	17.6
Customer relationships	7 - 11 years	5.9	(3.7)	2.2
Other intangible assets	0 - 6 years	2.1	(2.0)	0.1
Indefinite-lived intangible assets:
At World Properties, LLC trade name and trademarks		41.0	—	41.0
Total		$95.4	$(13.2)	$82.2

Amortization expense related to intangible assets for the year ended December 31, 2023 was $3.8 million.

At World Properties Holdings, LLC
Notes to Consolidated Financial Statements

Estimated future amortization expense for finite-lived intangible assets as of December 31, 2023 is as follows (in millions):

2024	$3.8
2025	3.4
2026	3.2
2027	3.2
2028	3.2
Thereafter	24.4
Total	$41.2

8. Debt

As of December 31, 2023, the Company’s borrowing arrangements were as follows:

	Interest Rate	Expiration Date	Principal Amount	Unamortized Debt Issuance Costs	Net Amount (1)	Estimated Fair Value (2)
Term Loans	12.20%	April 2025	92.4	(1.0)	91.4	91.4
Delayed Draw Term Loan	12.20%	April 2025	56.8	—	56.8	56.8
Total			$149.2	$(1.0)	$148.2	$148.2

(1)As of December 31, 2023, $8.8 million of the outstanding debt was classified as current on the Company's balance sheet.
(2)The fair value of the Company’s indebtedness is categorized as Level 2 (Note 1, section “Fair Value of Financial Instruments”).

Term Loans and Delayed Draw Term Loan

In April 2018, the Company entered into an agreement with a financial institution for a term loan in the amount of $85.5 million. The Company entered into an amendment during 2020 under which it borrowed an additional $2.5 million. On April 22, 2021, the Company entered into a First Amendment to the Amended and Restated Credit Agreement under which it borrowed an additional $27.0 million to be used to pay in full the outstanding subordinated notes owed the Company. The amendment also extended the maturity date from April 24, 2023 to April 24, 2025. On November 16, 2021, the Company entered into a Second Amendment to the Amended and Restated Credit Agreement to establish a new Delayed Draw Term Loan (the "DDTL") commitment in the aggregate amount of $60.0 million. The Company drew $45.0 million against the DDTL for the acquisition of Christie's International Real Estate, LLC on November 30, 2021 and another $0.8 million from the outstanding DDTL commitment on December 10, 2021 for another permitted acquisition. On February 25, 2022, the Company drew $14.3 million against the DDTL for the SGI Holdings, Inc. acquisition (Note 2).

On February 27, 2023, the Company entered into the Third Amendment to the Amended and Restated Credit Agreement (the “Third Amendment”) under which certain terms were modified. Key changes included the following: (a) temporarily reduced the scheduled amortization of term loans through the period ending April 30, 2024, (b) increased the maximum Total Net Leverage Ratio covenant levels, (c) replaced the LIBOR interest rate benchmark with Adjusted Term SOFR, (d) introduced additional interest in the amount of 2.00% per annum payable in kind, and (e) required additional equity support from the Sponsor and management of the Credit Parties in the form of cash equity contributions made by Sponsor on February 27, 2023 to the Company (funded with proceeds of equity issued by Holdings other than Disqualified Equity Interests) in the aggregate amount of $12.0 million which was used in part to repay the outstanding Revolver Facility, discussed further below.

As a result of the additional borrowings, the term loans are payable in five principal payments of $0.3 million each during the period April 2023 through April 2024 and three principal payments of $1.8 million each in June, August and October 2024, with a balloon payment of the remaining principal due on April 24, 2025 (the maturity date). After February 27, 2023, interest is payable monthly at the lower of the Adjusted Term SOFR or the interest floor (1.00% at December 31,

At World Properties Holdings, LLC
Notes to Consolidated Financial Statements
2023) plus the applicable margin, as defined in the credit agreement. Prior to February 27, 2023, interest was payable monthly at the lower of one-month LIBOR or the interest floor plus the applicable margin, as defined in the credit agreement. Additionally, under the Third Amendment, the Company is eligible to elect Paid-in-Kind (“PIK”) interest up to 2.00% per annum of interest on the term loans; unless paid on the due date, the PIK interest rolls into the term loan balance. The interest on the term loans was 12.20% as of December 31, 2023. The term loans are collateralized by substantially all of the assets of the Company. The agreement provides for optional and mandatory prepayments based on certain requirements. For the year ended December 31, 2023, the Company made repayments on the term loans totaling $2.3 million.

Revolver Facility

In April 2018, the Company entered into a revolving loan (the "Revolver Facility") not to exceed $10.0 million with a financial institution which is subordinated to the term loan. During 2020, the Company entered into a First Amendment to the Amended and Restated Credit Agreement in which the borrowing capacity of the Revolver Facility was increased to $13.5 million. The amendment extended the maturity to April 24, 2025. In the Third Amendment, the borrowing capacity of the Revolver Facility was changed to $10.8 million and the outstanding must be less than $0.5 million for at least 90 consecutive days each year. Interest is payable monthly at the lower of the Adjusted Term SOFR or the interest floor (1.00% at December 31, 2023) plus the applicable margin, as defined in the credit agreement. The interest on the revolving loan was 12.20% as of December 31, 2023. The Revolver Facility is collateralized by substantially all of the assets of the Company. For the year ended December 31, 2023, the Company made repayments on the Revolver Facility totaling $13.5 million. There were no balances outstanding under the Revolver Facility as of December 31, 2023. The Company is subject to certain restrictive covenants. The Company was in compliance with all debt covenants during 2023.

The Company incurred no debt issuance costs during 2023. Debt issuance costs are amortized using the effective interest method over the term of the loan. The charge to interest expense was $0.8 million for the year ended December 31, 2023.

As of December 31, 2023, the annual amount of maturities for borrowings is as follows (in millions):

	Term Loan	Total Principal	Unamortized Debt Issuance Costs	Net Outstanding Long-Term Debt
2024	$9.5	$9.5	$(0.7)	$8.8
2025	139.7	139.7	(0.3)	139.4
Total	$149.2	$149.2	$(1.0)	$148.2

At World Properties Holdings, LLC
Notes to Consolidated Financial Statements
9. Preferred and Common Units

Preferred Units

On February 24, 2023, the Company adopted a Fourth Amended and Restated Limited Liability Company Agreement. This agreement authorized 14,750 Preferred A Units.

As of December 31, 2023, the Company’s convertible preferred units authorized, issued and outstanding were as follows (in millions, except unit and per unit amounts):

Preferred Units	Year Issued	Units Authorized	Units Issued & Outstanding	Issuance Price (Per Share)
A Units	2023	14,750	12,000	$1,000

Common Units
The following table reflects the authorized, issued, and outstanding common units as of December 31, 2023:

Type of Units	Units Authorized	Units Issued	Unit Outstanding
Common Units	Unlimited	110,463	110,463

Rights

The rights of preferred and common units are as follows:

Voting
Holders of Common Units are entitled to one vote per unit on matters submitted to a vote or consent of the Members. Holders of Preferred and Management Incentive Units are not entitled to vote.

Distributions
Holders of Common Units are entitled to cash distributions at the sole discretion of the Management Committee in proportion to their common percentage interests.

Tax Distributions
Each calendar quarter of each Fiscal Year, to the extent the Company has distributable cash, tax distributions are made to each Member in accordance with the Fourth Amended and Restated Limited Liability Company Agreement. These distributions are treated as advances of distributions and shall be taken into account in determining the amount of future distributions to each such Member by reducing dollar for dollar the next succeeding distributions.

Conversion Rights

Upon the Company’s first issuance of equity securities with the principal purpose of raising capital that occurs following February 24, 2023, if lead investors require conversion of outstanding Preferred A Units, holders of a majority of these units will negotiate and determine the terms on behalf of all Preferred Members.

Conversion occurs immediately before the financing closes. Once converted, all rights associated with the Preferred A Units, including distribution rights, cease, and Preferred Members become holders of common units or the new unit class.

Adjustments to Conversion Price

Preferred A Units were issued with an initial per unit conversion price of $1,000, subject to certain adjustments to prevent dilution. If new Common Units are issued at a price below the current Conversion Price, the Conversion Price adjusts downward accordingly.

At World Properties Holdings, LLC
Notes to Consolidated Financial Statements
The Company must notify Preferred Members before taking actions that impact conversion terms. Holders of a majority of Preferred A Units can waive price adjustments.

The following summarizes the impact of any newly issued Common Units on the outstanding Preferred A Units:

•Issuances for cash: Considered at gross proceeds before any applicable issuance fees;
•Issuances for non-cash consideration: Valued at fair market value;
•Options, rights, and convertible securities: Adjusted based on their potential conversion/exercise terms.

Liquidation

The Company has issued preferred units with a 3x liquidation preference, entitling holders to receive up to three times the original issue price per unit prior to any distributions to common unit holders in the event of a Liquidation Event, as defined in the Fourth Amended and Restated Limited Liability Company Agreement. The preferred units are also convertible into common units at a pro-rata basis in proportion to their preferred members interest, at the option of the holder.

The liquidation rights of the holders of Common units and Management Incentive units are subject to and qualified by the rights and preferences of the holders of Preferred A units.

10. Equity Incentive Plan

In April 2018, the Board of Directors approved the 2018 Incentive Unit program which will grant certain Management Incentive Units to employees (“Incentive Units”). These units are accounted for in accordance with ASC 710, Compensation, as the grantees cannot retain value in the Company if they voluntarily sever their relationship with the Company or are terminated for cause.

Each grant under the 2018 Incentive Unit Program has its own grant date and vesting commencement date. Under the 2018 Incentive Unit Program, 14,636 Incentive Units were reserved for issuance and awards can be granted as time-based incentive units (“Time-Based Awards” or “TBA”) or performance-based incentive units (“Performance-Based Awards” or “PBA”). The Company’s TBAs vest 40% on the second anniversary of the vesting commencement date, as defined in the respective incentive unit agreement, and 20% therefore on each of the three subsequent anniversary dates. The PBAs vest based on a performance measure with market conditions. The vested Incentive Units receive distributions in the event of a sale of the business or an Initial Public Offering.

There was no compensation expense or liability related to the Incentive Units recognized during the year ended, or as of, December 31, 2023 because management determined that any distribution to the Incentive Unit grantees was not probable of occurring.

Activity related to the Incentive Units is as follows for the year ended December 31, 2023:

ASC 710 - Incentive Units	Time Based Awards	Performance Based Awards
Incentive Units outstanding as of December 31, 2022	7,555	8,646
Granted	150	150
Forfeited	(634)	(1,948)
Incentive Units outstanding as of December 31, 2023	7,071	6,848

At World Properties Holdings, LLC
Notes to Consolidated Financial Statements
11. Related-Party Transactions

The Company is managed by an entity under common control, At World Management, LLC, and partially by an entity that has a membership interest in the Company. These entities charged the Company approximately $0.9 million related to management fees for management services performed in 2023. As of December 31, 2023, management fees totaling $1.1 million had not been paid due to certain limitations included in the Third Amendment to the Amended and Restated Credit Agreement dated February 27, 2023 (Note 8). The management fees are recorded as a long-term liability in the consolidated balance sheet as of December 31, 2023 as they were paid in 2025.

The Company also leases certain office space from At World Management, LLC. The related party lease expense was $1.2 million in 2023. There were no other transactions between these entities and the Company. The Company has determined that these entities do not require consolidation.

From time to time, the Company has monies due to and due from various related parties. These balances are unsecured, due on demand, and non-interest bearing. The balance due from related parties of $0.3 million has been classified as current on the accompanying consolidated balance sheet as of December 31, 2023.

12. Concentration of Risk

Uninsured Cash

Cash represents amounts on deposit with financial institutions. The Company maintains funds on deposit at banks, which at times may exceed federally insured limits. The Company has not experienced any losses on such deposits.

The Company acts as escrow agent for numerous buyers. As an escrow agent, the Company receives money from buyers to hold until certain conditions are satisfied. This money is deposited with various financial institutions in the United States. Upon the satisfaction of those conditions, the Company releases the money to the appropriate party. The banks may hold these deposits in excess of the FDIC limit. If any of the depository banks were to become unable to honor any portion of the Company’s deposits, buyers could seek to hold the Company responsible for such amounts and, if the buyers prevailed in their claims, the Company could be subject to losses. These escrow deposits totaled $47.8 million as of December 31, 2023. These escrow deposits are not assets of the Company and, therefore, are excluded from cash and liability balances on the accompanying consolidated balance sheet. However, the Company remains contingently liable for the disposition of these deposits.

Global Brand License Agreement

On November 16, 2021, the Company entered into a long-term global brand license agreement with Christie, Manson, & Woods Limited ("CMW"), an affiliated entity of Christie’s International Plc, that grants the right to use the Christie’s trademarks. Pursuant to the terms of the license agreement, the Company is required to pay CMW a royalty equal to a combination of a fixed amount and/or a stated percentage of affiliate revenues and owned office revenues, as defined in the agreement. The agreement requires a minimum of $2.0 million of royalty fees per year to be paid for the first five years, which is the initial royalty period. For the five years following the initial royalty period, the Company is required to pay a minimum of $3.0 million of royalty fees per year. The Company incurred $2.0 million of royalty fees for the year ended December 31, 2023 pursuant to the terms of the license agreement.

The license agreement also includes a marketing commitment under which the Company is required to invest a minimum of $5.0 million in out-of-pocket expenses prior to the twenty-four month anniversary of the license agreement, inclusive of marketing, advertising, technology, professional fees, and any other expenses reasonably necessary to grow the business. During the year ended December 31, 2023, the Company invested $1.4 million to fully meet the marketing commitment within the twenty-four month time period.

At World Properties Holdings, LLC
Notes to Consolidated Financial Statements
13. Commitments and Contingencies

A number of cases are currently being tried in multiple states claiming the National Association of Realtors (“NAR”) and the nation’s largest brokerage firms conspired to violate anti-trust laws by colluding to fix commissions. One central argument of these lawsuits is that the practice of requiring a seller to pay a buyer agent’s commission is unfair and collusive.

On or about March 15, 2024, NAR agreed to settle the primary case (Burnett v. National Association of Realtors), along with a sister litigation, by agreeing to pay a specified dollar amount and changing certain of its rules surrounding agent commissions. NAR has agreed to put in place a new rule prohibiting offers of compensation on the MLS, as well as adopt new rules requiring written agreements between buyers and buyers' agents. The settlement was approved by the court in April 2024, and the new policy changes were effective August 17, 2024. The Company made the appropriate changes to its policies and procedures to meet the new policy requirements in the requisite timeframe.

On April 23, 2024, the Company signed a settlement agreement as part of the class action settlement in the amount of $6.5 million which was paid on May 29, 2024. On June 3, 2024, the Company received insurance proceeds of $4.5 million, and on March 4, 2025, the Company received additional insurance proceeds of $1.3 million. In 2023, the Company recognized $0.7 million in other operating expenses on the consolidated statement of operations and recorded $5.8 million in prepaid expenses and other current assets and $6.5 million in accrued expenses on the consolidated balance sheet.

The Company, from time-to-time, is a named respondent in various legal proceedings and actions, all arising in the ordinary course of business. Although it is impossible to predict the outcome of any legal proceeding, Management believes that any liability that may finally be determined with respect to such legal proceedings should not have a material adverse effect on the Company’s consolidated balance sheet, statement of operations, or statement of cash flows.

14. Income Taxes
The Company was formed as a limited liability company that is taxed as a partnership. As a partnership, the Company is generally not subject to U.S. federal and certain state and local income taxes. Therefore, no liability or provision for income taxes is included in the consolidated financial statements except for taxes related to the operations of certain subsidiaries, as described below.
As a result of business acquisitions, the Company has subsidiaries which are individually taxed as corporations including: @properties UK Holdings Ltd. and Christie's International Real Estate Europe Ltd., which are individually taxed as corporations in the UK; SGI Holding, Inc., Sereno Group, Inc. and Dwell Realtors, Inc. which are individually taxed as corporations in the U.S.
The Company's income before income taxes consisted of (in millions):

Year Ended December 31, 2023
Domestic	$5.7
Foreign	2.2
Income before income taxes	$7.9

At World Properties Holdings, LLC
Notes to Consolidated Financial Statements
The components of the Company’s income tax benefit consisted of (in millions):

Year Ended December 31, 2023
Current:
Foreign	$(0.6)
Current income tax expense	(0.6)
Deferred:
U.S. Federal	0.3
State	0.3
Foreign	0.2
Total deferred tax benefit	0.8
Total income tax benefit	$0.2
The Company's annual effective tax rate for the year ended December 31, 2023 differs from the statutory rate of 21% primarily because the Company is not liable for income taxes on a majority of its income. The effective income tax rate differed from the statutory federal income tax rate as follows:

Year Ended December 31, 2023
Expected U.S. federal income taxes at statutory rate	21.0%
State and local income taxes, net of federal benefit	(10.6)
LLC flow-through structure	(6.6)
Foreign rate differences	1.3
Nondeductible differences	(10.7)
Income tax benefit	(5.6)%
The significant components of deferred tax assets and liabilities as of December 31, 2023 are as follows (in millions):

December 31, 2023
Deferred tax assets:
Net operating loss carryforwards	$0.8
Accruals and reserves	0.1
Operating lease liabilities	3.2
Deferred tax assets	$4.1
Deferred tax liabilities:
Operating lease right-of-use assets	$(3.3)
Intangible assets & goodwill	(4.5)
Deferred tax liabilities	(7.8)
Deferred tax liabilities, net	$(3.7)
As of December 31, 2023, the Company had gross U.S. federal and state net operating loss carryforwards of $2.9 million. As a result of changes from the Tax Cuts and Jobs Act, the federal net operating losses generated in tax years after 2017 will carryforward indefinitely but are limited to 80% of taxable income in the year used. The state net operating losses begin to expire in 2041.
Management has analyzed the tax positions taken by the Company and has concluded that for the year ended December 31, 2023, there are no uncertain positions taken or expected to be taken that would require recognition of a liability in the consolidated financial statements. The Company is subject to routine audits by taxing jurisdictions; however, there are

At World Properties Holdings, LLC
Notes to Consolidated Financial Statements
currently no audits for any tax periods in progress. Management does not believe that the Company is subject to U.S. federal or state and local income tax examinations by tax authorities for years prior to 2020. The Company's UK subsidiary's 2023 and 2022 tax periods have open statute of limitations.

15. Subsequent Events

On November 25, 2024, the Company entered into an agreement and plan of merger (the "Merger Agreement"), effective January 13, 2025 (the "Closing Date"), by and among At World Properties Holdings, LLC, At World Properties IX Blocker, Inc., (“IX Blocker”), At World Properties Principals Blocker, Inc., (“Principals Blocker”), Quad-C, LLC, as seller representative, Compass, Inc., (“Buyer Parent”), Compass Brokerage, LLC, (the “Buyer”), Apple Principals Blocker Merger Sub, Inc., a direct, wholly owned subsidiary of Buyer (“Principals Blocker Merger Sub”), Apple IX Blocker Merger Sub, Inc., a direct, wholly owned subsidiary of Buyer (“IX Blocker Merger Sub”), and Apple Merger Sub, LLC, a direct, wholly owned subsidiary of Buyer (“Company Merger Sub”). Pursuant to the Merger Agreement, on January 13, 2025, the Buyer acquired all of the issued and outstanding equity securities of each of Principals Blocker, IX Blocker and At World Properties Holdings, LLC and each of Principals Blocker, IX Blocker and At World Properties Holdings, LLC became a wholly-owned subsidiary of the Buyer Parent.

The aggregate consideration payable pursuant to the Merger Agreement consisted of (i) $150 million, subject to certain customary purchase price adjustments and (ii) 44.1 million shares of the Buyer Parent’s Class A common stock (the “Share Consideration”). The Share Consideration is subject to further adjustment if the value of the Share Consideration on the 366th day following the Closing Date, determined using the price per share equal to the volume-weighted average price of the Buyer Parent’s Class A common stock for the 10-trading day period ending on the 366th day following the Closing Date (the “Post-Closing Share Price”), is (i) greater than $344 million, in which case the Share Consideration will be reduced by a number of shares in an aggregate amount of up to $50 million (determined using the Post-Closing Share Price), up to a maximum of 5.6 million shares, or (ii) less than $344 million, in which case the Share Consideration will be increased by a number of shares in an aggregate amount of up to $50 million (determined using the greater of $6.6612 and the Post-Closing Share Price), up to a maximum of 7.5 million shares.

On November 26, 2024, the Company’s subsidiary, At Properties Developer Services, LLC, a Delaware limited liability company, executed its Fourth Amended and Restated Operating Agreement which modified the member list to remove the non-controlling interest members, leaving At World Properties, LLC, a wholly owned subsidiary of the Company, as the sole member.

On November 27, 2024, the Company entered into a Sale and Purchase Agreement (the "Agreement"), effective January 13, 2025, wherein the Purchaser, Ryan Iwanaga and Christopher A. Trapani, collectively, purchased all shares of SGI Acquisition Holdings, Inc. ("SGIH"), the parent company of Christie’s International Real Estate Sereno, for $1.00. The Company agreed to transfer all rights, title and interest in and to the SGIH shares. This entity was sold immediately prior to the effectiveness of the Merger Agreement and resulted in the Company's divestiture of its Northern California brokerage business (Note 2). Per the terms of the Agreement, the Purchaser shall receive the financial benefit (and burden) of its ownership of SGIH.

On January 13, 2025, in conjunction with the executed Merger Agreement, the Company paid all outstanding debt and interest due (Note 8) and all outstanding management fees (Note 11). In addition, the Merger Agreement triggered a Liquidation Event, and all equity incentive plan units and outstanding units were vested and paid out in accordance with the Merger Agreement (Note 10).

Management has evaluated subsequent events through March 28, 2025, the date that these consolidated financial statements were available to be issued. Management has determined that no events or transactions, other than the events described above, have occurred subsequent to the consolidated balance sheet date that require disclosure in the consolidated financial statements.